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                                                                     Exhibit 4.2

                                  H POWER CORP.
                             STOCK OPTION AGREEMENT

         AGREEMENT, made as of the __ day of __________, by and between H Power Corp., a Delaware corporation (the "Company"), and _______ (the "Optionee").

                                  WITNESSETH:

         WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of common stock, $.001 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

1. GRANT

     The Company hereby grants to the Optionee an option to purchase _____ shares of Common Stock, at a purchase price per share equal to the initial public  offering  price of the  Common  Stock  (the  "Option").
This Option is intended qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. VESTING

     Except as specifically provided herein, during the Optionee's continuous employment with the Company or any Parent or Subsidiary, the Option shall become exercisable, in cumulative increments, on the following vesting dates:

                          Incremental     Cumulative
                          Percentage      Percentage
          Vesting Date    Exercisable     Exercisable


     Unless sooner terminated, the Option will expire if and to the extent it is not exercised within ten (10) years from the date hereof.

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3.  METHODS OF EXERCISE.

         The Option may be exercised form time to time by delivering to the Secretary of the Company: (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations). The exercise price shall be payable in cash or by personal or certified check or in shares of Common Stock (which have been owned by the Optionee (free and clear of any liens or encumbrances) for at least six (6) months) with a fair market value equal to the exercise price for each Option share to be purchased or pursuant to such other methods approved by the Committee from time to time or a combination of the foregoing methods.

4. TERMINATION OF EMPLOYMENT.

         (a) If the Optionee's employment with the Company and its Parents and Subsidiaries terminates by reason of death or "permanent and total disability" (as defined In section 22(e)(3) of the Code), then: (i) that portion of the Option which is not vested on the date of termination shall thereupon terminate, and (ii) that portion of the Option which is vested on the date of termination shall remain exercisable by the Optionee (or the deceased Optionee's beneficiary) for the twelve (12) month period following such termination or, if sooner, until the expiration of the stated term of the Option, and, to the extent it is not exercised within such period, shall thereupon terminate.

          (b) Notwithstanding anything herein to the contrary, if the Optionee's employment is terminated by the Company or its Parents or Subsidiaries for Cause (as defined in the Plan) or if, at the time of the Optionee's termination, grounds for termination for Cause exist, then the Option (whether or not then vested or exercisable ) shall immediately terminate and cease to be exercisable.

          (c) If the Optionee's employment with the Company and its Parents and Subsidiaries terminates for any reason (other than death, "permanent and total disability" or Cause or at a time when Cause exists) or no reason, then: (i) that portion of the Option that is not vested on the date of termination shall thereupon terminate, and (ii) that portion of the Option that is vested on the date of termination shall remain exercisable during the three (3) month period (or, if the Optionee shall die during the three-month period ,the twelve (12) month period) following such termination or, if sooner, until the expiration of the stated term of the Option and, to the extent not exercised within such period, shall thereupon terminate.

5. ADJUSTMENTS

          The provisions of section 9 of the Plan shall apply.


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6. NON-TRANSFERABILITY.

         The Option is not assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee.

7.  RIGHTS AS A STOCKHOLDER.

         The Optionee (or other person entitled to exercise the Option) shall have no rights as a stockholder of the Company with respect to any shares subject to the Option until the Optionee (or such person) has become the holder of record of such shares and no adjustment shall be made for dividends or distributions of rights in respect of such shares for which the record date is prior to the date which the Optionee (or such person) becomes the holder of record.

8. LOCK-UP.

         The Optionee hereby agrees that the Optionee shall not, without the prior written consent of the managing underwriter for the Company's initial public offering, during the period commencing on the date of the final prospectus relating to the Company's initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Optionee or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section shall apply only to the Company's initial public offering of equity securities and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Optionee (and the shares or securities or every other person subject to the foregoing restriction) until the end of such period.

9. MISCELLANEOUS.

         (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (b) The Company may affix to certificates representing shares issued pursuant to this Agreement any legend that the Company determines to be necessary or advisable to reflect any restrictions to which the shares may be subject, whether by agreement or otherwise. The Company may advise the transfer agent to place a stop order against any legended shares.


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         (c) Nothing in this Agreement shall give the Optionee a right to continue in the employment of the Company or its Parents or Subsidiaries or interfere in any way with the right of the Company or its Parents or Subsidiaries to terminate the employment of the Optionee.

         (d) This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan. The Optionee acknowledges receipt of a copy of the Plan prior to execution of this Agreement. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

         (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                            H. POWER CORP.


                                            By:
                                               --------------------------------
                                                H. Frank Gibbard
                                                Chief Executive Officer



                                               --------------------------------
                                               Optionee


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